Sub-Item 77I and 77Q1(d)

Terms of new or amended securities

Dreyfus INVESTMENT FUNDS

(the "Registrant")

Dreyfus Diversified Emerging Markets Fund

Dreyfus/Newton International Equity Fund

Dreyfus Tax Sensitive Total Return Bond Fund

Dreyfus/The Boston Company Small/Mid Cap Growth Fund

Dreyfus/The Boston Company Small Cap Value Fund

(each, a "Fund")

At a meeting of the Board of Trustees (the "Board") of the Registrant held on October 25-26, 2017,  the Board, on behalf of each Fund, approved a proposal whereby, effective December 15, 2017, Class C shares of the Fund will automatically convert to Class A shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares, based on the relative net asset value of each such class without the imposition of any sales charge, fee or other charge.

A Supplement to each Fund's prospectus (the "Supplement") was filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on November 8, 2017, and a revised Rule 18f-3 Plan (the "Revised 18f-3 Plan") was filed with the SEC on December 14, 2017 as Exhibit (n)(1) to Post-Effective Amendment No. 197 to the Registrant's Registration Statement.  Both the Supplement and the Revised 18f-3 Plan are incorporated herein by reference.